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                                                                     Exhibit 4.6
                               NEWCO GROUP, INC.

                             NOMINATION AGREEMENT


     THIS NOMINATION AGREEMENT is entered into as of [______] 1997, by and between Newco Group, Inc., a Delaware corporation (the "COMPANY"), and Robert W. Felton ("FELTON") and Warburg, Pincus Investors, L.P. ("WARBURG").

                                   RECITALS

     WHEREAS, each of Felton and Warburg acquired shares of Common Stock of the Company pursuant to an Agreement and Plan of Merger and Reorganization by and among the Company, THE INDUS GROUP, Inc., a California corporation ("INDUS"), and TSW International, Inc. ("TSW"), dated June 5, 1997 (the "MERGER AGREEMENT") in connection with the merger of the Company's two subsidiaries with and into INDUS and TSW, respectively. Pursuant to Section 5.18 of the Merger Agreement, the Company agreed to provide each of Felton and Warburg certain director nomination rights as provided herein.

     WHEREAS, as an inducement for each of INDUS and TSW to enter into the Merger Agreement, the Company desires to grant the director nomination rights to each of Felton and Warburg as contained herein.

     NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the Company, Felton and Warburg agree as follows:

                                   SECTION 1

                          DIRECTOR NOMINATION RIGHTS

     1.1  DEFINITION.

          For purposes of this Agreement, a party shall be deemed to own as "Common Stock of the Company on a fully diluted basis" all shares of Common Stock of the Company subject to all warrants, options and purchase rights owned by such party.

     1.2  WARBURG NOMINATION RIGHTS.

          (a) TWO DESIGNEES. For so long as Warburg continues to own more than 15% of the outstanding Common Stock of the Company on a fully diluted basis, the Company shall nominate, in connection with each stockholder solicitation relating to the election of directors, two candidates designated by Warburg.

          (b) ONE DESIGNEE. For so long as Warburg continues to own equal to or less than 15% and more than 7% of the outstanding Common Stock of the Company on a fully diluted basis, the
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Company shall nominate, in connection with each stockholder solicitation relating to the election of directors, one candidate designated by Warburg.

     1.3  FELTON NOMINATION RIGHTS.
          ------------------------

          (a) TWO DESIGNEES. For so long as Felton continues to own more than 15% of the outstanding Common Stock of the Company on a fully diluted basis, the Company shall nominate, in connection with each stockholder solicitation relating to the election of directors, two candidates designated by Felton, one of which may be Felton.

          (b) ONE DESIGNEE. In so long as Felton continues to own equal to or less than 15% and more than 7% of the outstanding Common Stock of the Company on a fully diluted basis, the Company shall nominate, in connection with each stockholder solicitation relating to the election of directors, one candidate designated by Felton, which may be Felton.

     1.4 AFFILIATES. For purposes of this Agreement, all shares held by an affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of Warburg and Felton, will be deemed to be owned by Warburg and Felton, respectively.

     1.5  VOTING OF MANAGEMENT SHARES.  The Company shall use its best efforts
(i) to cause to be voted the shares for which the Company's management or Board of Directors holds proxies or is otherwise entitled to vote in favor of the election of such designee(s) nominated pursuant to this Agreement (the "WARBURG DESIGNEE(S)" and the "FELTON DESIGNEE(S)"); and (ii) to cause the Board of Directors of the Company to unanimously recommend to its stockholders to vote in favor of the Warburg Designee(s) and the Felton Designee(s).

     1.6 VACANCIES. In the event that any Warburg Designee shall cease to serve as a director of the Company for any reason, the vacancy resulting therefrom shall be filled by another Designee selected by Warburg. In the event any Felton Designee shall cease to serve as a director of the Company for any reason, the resulting vacancy therefrom shall be filled by another Designee selected by Felton. Any such successor designee who becomes a director of the Company by virtue of this Agreement shall serve until the next succeeding annual meeting at the Company's stockholders and until his or her successor is duly elected and qualified.

     1.7 EQUAL TREATMENT. The Company shall provide the same compensation and rights and benefits of indemnity to the Warburg Designee(s) and the Felton Designee(s) as are provided to other non-employee directors, provided that if Felton is one of the Felton Designees, for so long as he continues to be employed by the Company, he shall receive no additional compensation in respect of his service as a director.

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                                  SECTION 2.

                                 MISCELLANEOUS

      2.1 TERMINATION. This Agreement shall terminate and have no further force or effect at such time as neither Warburg, nor Felton hold more than 5% of the outstanding Common Stock of the Company.

      2.2 WAIVERS AND AMENDMENTS. The rights and obligations of the Company and the rights of Warburg and Felton under this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively, and either for a specified period of time or indefinitely) or amended, only with the written consent of the party whose rights are being waived.

      2.3 GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of Delaware.

      2.4 SPECIFIC ENFORCEMENT. It is agreed and understood that monetary damages would not adequately compensate Warburg and Felton for the breach of this Agreement by the Company, that this Agreement shall be specifically enforceable, and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, the Company waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

      2.5 SUCCESSORS AND ASSIGNS. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

      2.6 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together constitute one instrument.

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     The foregoing Nomination Agreement is hereby executed as of the date first above written.


                              "COMPANY"

                              NEWCO GROUP, INC.
                              A DELAWARE CORPORATION

                              ______________________________________
                              Signature of Authorized Signatory

                              ______________________________________
                              Print Name and Title



                              "WARBURG"

                              WARBURG, PINCUS INVESTORS, L.P.

                              By:   Warburg, Pincus & Co.
                                    General Partner

                              By:___________________________________
                                    Partner



                              "FELTON"


                              ______________________________________
                              Robert W. Felton

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